EXHIBIT 2

[On Letterhead of PointState Capital LP]

August 17, 2016

To: The Bank of New York Mellon
101 Barclay Street
New York, NY 10286
Attention:	American Depositary Receipt Administration Via Fax (212-571-3050) and Mail

cc: Oi S.A.
Rua Humberto de Campos, 425 (7º Andar)
Leblon
CEP 22430-190 Rio de Janeiro, RJ
Brazil
Attention:	Flávio Nicolay Guimarães, Diretor de Finanças e RI Roberto Terziani Via Fax (+55-21-3131-1155) and Mail

Re: Oi S.A. — Amended and Restated Deposit Agreement (Common Shares) dated as of February 27, 2012

Dear Sirs,

We refer to the Amended and Restated Deposit Agreement dated as of February 27, 2012 among Oi S.A. (the “Company”), The Bank of New York Mellon, as Depositary and the Owners and Holders of American Depositary Shares, for issuance of American Depositary Shares, which may be evidenced by American Depositary Receipts, representing common shares of Oi S.A. (the “Deposit Agreement”).  Capitalized terms herein have the meanings ascribed to them in the Deposit Agreement.

PointState Capital LP (“PointState”), through its affiliate funds SteelMill Master Fund LP (“SteelMill”), PointState Fund LP (“PSF”) and Conflux Fund LP (“Conflux”), currently holds an aggregate of 8,650,000 (eight million six hundred fifty thousand) American Depositary Shares representing 43,250,000 (forty-three million two hundred fifty thousand) common shares of the Company.

Instructions to The Bank of New York Mellon:

Pursuant to the Deposit Agreement, we hereby instruct The Bank of New York Mellon to vote all Shares or other Deposited Securities represented by any and all American Depositary Shares held by SteelMill, PSF and/or Conflux in favor of the proposed resolutions submitted by Société Mondiale Fundo de Investimento em Ações (CNPJ/MF No. 11.010.779/0001-42) for vote at the Extraordinary Shareholders’ Meetings called for September 8, 2016 at 2:00 pm and 4:00 pm, respectively, Rio de

Janeiro time, or at such other times as such Extraordinary Shareholders’ Meetings shall occur.  Copies of those resolutions are annexed to these instructions.

These voting instructions shall apply unless revoked in writing by us to you, and relate to any and all American Depositary Shares held by SteelMill, PSF and Conflux at the relevant record date for such Extraordinary Shareholders’ Meetings, whether our aggregate holdings of American Depositary Shares at such time are greater than, less than or equal to the 8,650,000 aggregate American Depositary Shares that we hold at the date hereof.

Instructions to the Company:

We hereby require the Company to deliver to the Depositary on a timely basis, in accordance with the NYSE Listed Companies Manual, all applicable notices, and to instruct the Depositary to mail to the holders of American Depositary Shares on a timely basis, in accordance with the provisions of Section 4.07 of the Deposit Agreement, all materials in order to permit the Shares or other Deposited Securities represented by American Depositary Shares to be voted by the Depositary at the Extraordinary Shareholders’ Meetings mentioned above and at all other meetings of shareholders that may be called hereafter.

We kindly request that each of The Bank of New York Mellon and the Company acknowledge receipt of this letter, and that each confirm that it will give effect, respectively, to our instructions herein.

Further, please be aware that any failure by The Bank of New York Mellon to vote the Shares or other Deposited Securities underlying our American Depositary Shares in accordance with these instructions, and/or any failure by the Company to deliver all notices and materials regarding the Extraordinary Shareholders’ Meetings to the Depositary on a timely basis as set forth above, will result in irreparable harm to us and to the investors in our funds.  We therefore reserve all rights in the United States, Brazil and other relevant jurisdictions in relation to any failure to give effect to our instructions herein.

Sincerely,

/s/ Zachary J. Schreiber	/s/ Zachary J. Schreiber
PointState Capital LP	SteelMill Master Fund LP
Name: Zachary J. Schreiber	Name: Zachary J. Schreiber
Title: Chairman, Chief Executive Officer and Chief Investment Officer	Title: General Partner

/s/ Zachary J. Schreiber	/s/ Zachary J. Schreiber
PointState Fund LP	Conflux Fund LP
Name: Zachary J. Schreiber	Name: Zachary J. Schreiber
Title: General Partner	Title: General Partner